Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements and related prospectuses of State Auto Financial Corporation of our reports dated March 2, 2007, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation, State Auto Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of State Auto Financial Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

Form	Registration Number	Description
S-8	33-44667	1991 Stock Option Plan
33-89400

S-8	33-44666	1991 Directors’ Stock Option Plan

S-8	33-41423	1991 Employee Stock Purchase and Dividend Reinvestment Plan
333-05755

S-8	333-56336	State Auto Insurance Companies Capital Accumulation Plan

S-8	333-43882	2000 Directors’ Stock Option Plan

S-8	333-43880	2000 Stock Option Plan

S-3	333-41849	Monthly Stock Purchase Plan for Independent Agents

S-3	333-90529	1998 State Auto Agents’ Stock Option Plan

S-4	333-111507	6 1/4% Senior Notes due 2013

S-8	333-127172	2005 Outside Directors Restricted Share Unit Plan

/s/ Ernst & Young LLP

Columbus, Ohio

March 12, 2007